Linked to the Global X Uranium ETF
•	The Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF, due December 8, 2028 (the “Notes”) priced on December 5, 2025 and will issue on December 10, 2025.
•	Approximate 3 year term if not called prior to maturity.
•	Payment on the Notes will depend on the performance of the Global X Uranium ETF (the “Underlying”).
•
Automatically callable at an amount equal to the Call Amount if, on the Call Observation Date, the Observation Value of the Underlying is equal to or greater than its Call Value. The Call Value is indicated on page PS-2, and the Call Observation Date and the Call Amount are indicated on page PS-4.

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Assuming the Notes are not called prior to maturity, if the Ending Value of the Underlying is greater than or equal to 100% of its Starting Value, at maturity, you will receive 150.00% upside exposure to increases in the value of the Underlying from its Starting Value.

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However, assuming the Notes are not called prior to maturity, if the Underlying declines by more than 40% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Underlying, with up to 100% of the principal at risk. Otherwise, if the Notes are not called prior to maturity and the Ending Value of the Underlying is less than 100.00% of its Starting Value but greater than or equal to 60% of its Starting Value, at maturity you will receive the principal amount of your Notes.

•
Any payment on the Notes is subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	No periodic interest payments.
•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711KUE4.
The initial estimated value of the Notes as of the pricing date is $971.70 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-17 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price	Underwriting Discount(1)	Proceeds, before expenses, to BofA Finance
Per Note	$1,000.00	$0.00	$1,000.00
Total	$2,729,000.00	$0.00	$2,729,000.00
(1)
In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $8.00 per $1,000.00 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:
Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 3 years, unless previously automatically called.
Underlying:	The Global X Uranium ETF (Bloomberg symbol: “URA”).
Pricing Date:	December 5, 2025
Issue Date:	December 10, 2025
Valuation Date:	December 5, 2028, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	December 8, 2028
Starting Value:	$47.92
Observation Value:	The Closing Market Price of the Underlying on the Call Observation Date, multiplied by its Price Multiplier.
Ending Value:	The Closing Market Price of the Underlying on the Valuation Date, multiplied by its Price Multiplier.
Call Value:	$47.92, which is 100.00% of the Starting Value.
Price Multiplier:
1, subject to adjustment for certain events relating to the Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.

Redemption Barrier:	$47.92, which is 100.00% of the Starting Value.
Upside Participation Rate:	150.00%
Threshold Value:	$28.75, which is 60.00% of the Starting Value (rounded to two decimal places).
Automatic Call:
All (but not less than all) of the Notes will be automatically called at an amount equal to the Call Amount if the Observation Value of the Underlying is greater than or equal to the Call Value on the Call Observation Date. If the Notes are automatically called, the Call Amount will be paid on the Call Payment Date. No further amounts will be payable following an Automatic Call.

Redemption Amount:
If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Underlying is greater than or equal to the Redemption Barrier:
b) If the Ending Value of the Underlying is less than the Redemption Barrier but is greater than or equal to the Threshold Value:
c) If the Ending Value of the Underlying is less than the Threshold Value:

AUTO-CALLABLE ENHANCED RETURN NOTES | PS-2

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

In this case, the Redemption Amount will be less than 60.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.
Call Observation Date:	As set forth beginning on page PS-4
Call Payment Date:	As set forth beginning on page PS-4
Call Amount (per $1,000.00 in principal amount):	As set forth beginning on page PS-4
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711KUE4
Underlying Return:
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Call Observation Date, Call Payment Date and Call Amount
Call Observation Date*	Call Payment Date	Call Amount (per $1,000.00 in principal amount)
December 8, 2026	December 11, 2026	$1,273.50
* The Call Observation Date is subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-23 of the accompanying product supplement, with references to “Observation Dates” being read as references to “Call Observation Dates.”
Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlying. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, the referral fee and the hedging related charges described below (see “Risk Factors” beginning on page PS-8), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.
The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-17.
AUTO-CALLABLE ENHANCED RETURN NOTES | PS-4

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Automatic Call and Redemption Amount Determination
*On the Call Observation Date, your Notes may be automatically called, determined as follows:

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Underlying greater than or equal to the Redemption Barrier?
Yes
No
You will receive:
$1,000.00 + ($1,000.00 × Upside Participation Rate × Underlying Return)
Is the Ending Value of the Underlying greater than or equal to the Threshold Value?
Yes
No
You will receive:
$1,000.00
You will receive:
$1,000.00 + ($1,000.00 × Underlying Return)
In this case, the Redemption Amount will be less than 60.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
AUTO-CALLABLE ENHANCED RETURN NOTES | PS-5

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Hypothetical Payout Profile and Examples of Payments at Maturity
Auto-Callable Enhanced Return Notes Table
The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100, a hypothetical Redemption Barrier of 100 for the Underlying, a hypothetical Threshold Value of 60, the Upside Participation Rate of 150.00% and a range of hypothetical Ending Values of the Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Value, Redemption Barrier, Threshold Value and Ending Value of the Underlying, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.
For recent actual values of the Underlying, see “The Underlying” section below. The Ending Value of the Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of the Underlying or on the securities or assets included in the Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
Ending Value	Underlying Return	Redemption Amount per Note	Return on the Notes(1)
160.00	60.00%	$1,900.00	90.00%
150.00	50.00%	$1,750.00	75.00%
140.00	40.00%	$1,600.00	60.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.00	2.00%	$1,030.00	3.00%
100.00(2)(3)	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00(4)	-40.00%	$1,000.00	0.00%
59.99	-40.01%	$599.90	-40.01%
50.00	-50.00%	$500.00	-50.00%
0.00	-100.00%	$0.00	-100.00%
(1)	The “Return on the Notes” is calculated based on the Redemption Amount.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of the Underlying is set forth on page PS-2 above.
(3)	This is the hypothetical Redemption Barrier.
(4)	This is the hypothetical Threshold Value.
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-21 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•
The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of the Underlying exceeds its Starting Value, Redemption Barrier, Call Value or Threshold Value.

•
The Notes are subject to a potential Automatic Call, which would limit your ability to receive further payment on the Notes. The Notes are subject to a potential Automatic Call. The Notes will be automatically called if, on the Call Observation Date, the Observation Value of each Underlying is greater than or equal to its Call Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the Call Amount with respect to the Call Observation Date and no further amounts will be payable following the Automatic Call. In this case, you will lose the opportunity to receive payment of any higher Redemption Amount that otherwise would be payable after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

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The Call Amount or Redemption Amount, as applicable, will not reflect changes in the price of the Underlying other than on the Call Observation Date or Valuation Date, as applicable. The price of the Underlying during the term of the Notes other than on the Call Observation Date or Valuation Date, as applicable, will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Notes, as the performance of the Underlying may influence the market value of the Notes. The calculation agent will determine whether the Notes will be automatically called and will calculate the Call Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Call Value, the Redemption Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for the Underlying. No other price of the Underlying will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, you will receive less than the principal amount at maturity even if the price of the Underlying was always above the Threshold Value prior to the Valuation Date.

•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlying. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

AUTO-CALLABLE ENHANCED RETURN NOTES | PS-7

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Valuation and Market-related Risks
•
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, the referral fee and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

•
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlying or the securities or assets held by or included in the Underlying, as applicable, or futures or options contracts or exchange traded instruments on the Underlying or those securities, or other instruments whose value is derived from the Underlying or those securities or assets . While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlying or securities or assets represented by the Underlying, except to the extent that BAC’s common stock may be included in the Underlying, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the price of the Underlying in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have affected the price of the Underlying. Consequently, the price of the Underlying may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the price of the Underlying on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the Underlying, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
•
Adverse conditions in the uranium sector may reduce your return on the Notes. All of the stocks held by the URA are issued by companies whose primary lines of business are directly associated with the uranium sector. The uranium sector is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly affected by competitive pressures in the uranium mining industry and the price of uranium. The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are

AUTO-CALLABLE ENHANCED RETURN NOTES | PS-8

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. As a result of these factors, the value of the securities may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the uranium sector.

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The stocks held by the URA are concentrated in one sector. The URA holds securities issued by companies in the uranium sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the URA, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
A limited number of securities held by the URA may affect its price, and the securities held by the URA are not necessarily representative of the uranium industry. While the securities held by the URA are common stocks of companies generally considered to be involved in various segments of the uranium industry, the securities held by the URA may not follow the price movements of the entire uranium industry generally. As of the date of this pricing supplement, a small number of securities make up a significant portion of the total weight of the URA’s holdings. If these securities decline in value, the URA will likely decline in value even if security prices in the uranium industry generally increase in value.

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The Notes are subject to foreign currency exchange rate risk. The URA holds securities traded outside of the United States. The price of the URA will depend upon the values of these securities, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the URA are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the URA are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the price of the URA will be adversely affected and the value of the URA may decrease.

•
There are risks associated with emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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The performance of the URA may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the URA, especially during periods of market volatility. The performance of the URA and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the URA may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the URA not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the URA, differences in trading hours between the URA (or the underlying assets held by the URA) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the URA are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the URA may differ from its net asset value per share or unit; shares or units of the URA may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the URA may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the URA and the liquidity of the URA may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the URA. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the URA. As a result, under these circumstances, the market value of shares or units of the URA may vary substantially from the net asset value per share or unit of the URA.

•
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the URA and other terms of the Notes to reflect certain actions by the URA, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the URA and will have broad discretion to determine whether and to what extent an adjustment is required.

•
The publisher or the sponsor or investment advisor of the Underlying may adjust the Underlying in a way that affects its price, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
•
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an

AUTO-CALLABLE ENHANCED RETURN NOTES | PS-9

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

AUTO-CALLABLE ENHANCED RETURN NOTES | PS-10

Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

The Underlying
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the URA (the “Investment Advisor”). The Investment Advisor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of any Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.
The Global X Uranium ETF
The shares of the URA are issued by Global X Funds®, a registered investment company. The URA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index (the “underlying index”), a modified market capitalization-weighted index that is designed to measure the performance of global companies that have or are expected to have business operations or exposure in the uranium industry, including uranium mining, exploration for uranium, uranium investments, technologies related to the uranium industry and the production of nuclear components. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209 and can be inspected through the SEC’s website at www.sec.gov. The shares of the URA trade on the NYSE Arca, Inc. under the ticker symbol “URA.”
The shares of the URA are registered under the Securities Exchange Act of 1934, as amended. Accordingly, information filed with the SEC relating to the URA, including its periodic financial reports, may be found on the SEC’s website.
The Solactive Global Uranium & Nuclear Components Total Return Index
We obtained all information contained in this pricing supplement regarding the underlying index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”), the index sponsor. Solactive has no obligation to continue to publish, and may discontinue publication of, the underlying index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the underlying index in connection with the offer and sale of Notes.
The underlying index is calculated on each weekday on which the New York Stock Exchange (“NYSE”), The Nasdaq Stock Market and the London Stock Exchange are each open for general business (each, a “Calculation Day”). The underlying index is reported by Bloomberg L.P. under the ticker symbol “SOLURANT.”
The underlying index is a modified market capitalization-weighted index that is designed to measure the performance of global companies that have or are expected to have business operations or exposure in the uranium industry including uranium mining, exploration for uranium, uranium investments, technologies related to the uranium industry and the production of nuclear components. The underlying index has a base date of January 30, 2018.
Composition of the Solactive Global Uranium & Nuclear Components Total Return Index
Selection of Index Components
The composition of the underlying index is adjusted twice a year on the last day of each January and July on which the New York Stock Exchange is open for trading (a “NYSE trading day”), provided that if that day is not a Calculation Day, then the relevant adjustment will take place on the second following Calculation Day. On the tenth NYSE trading day before an Adjustment Day (a “Selection Day”), Solactive provides the “Selection Pool” which, in respect of a Selection Day, consists of the companies that fulfil the following conditions:
●	Primary listing in one of the countries that are part of the Developed Markets and Emerging Markets (excluding China, India and Taiwan) as defined by the Solactive Country Classification;
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Companies with significant business operations in the uranium industry (particularly in uranium mining and exploration for uranium) (“Pure Play Companies”) or conducting business operations that are related to the uranium industry (particularly in uranium mining, exploration for uranium, physical uranium investments and technologies related to the uranium industry) in which they generate large absolute revenues (“Non-Pure Play Companies”), or companies in the list of “Nuclear Component Producers” prepared by Solactive (“Nuclear Component Producer Companies”);

●
Free float market capitalization of at least US$50 million for companies that are not currently included in the underlying index on the Selection Day or at least US$30 million for companies that are currently included in the underlying index (the “Index Components”) on the Selection Day;

●
Average daily trading value in the three months prior to the Selection Day (or, in the case of a company that has completed a significant initial public offering (“significant IPO”) less than three months prior to the Selection Day, i.e. an IPO with a company level total market capitalization greater than the company level total market capitalization of at least 50% of the current Index Components as of the previous Selection Day, the period from the security’s first trading day to the Selection Day) of at least US$100,000 for companies that are not currently included in the underlying index on the Selection Day or at least US$50,000 for companies that are currently included in the underlying index on the Selection Day; and

●
Initial public offerings with less than three calendar months of trading history as of the Selection Day must have been listed at least 10 calendar days prior to the Selection Day, if considered as significant IPO, and three calendar months prior to the Selection Day, in the case of other IPOs.

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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

The companies selected after completion of the above steps will be considered as exposed to controversial weapons and removed from the Selection Pool if (1) it is involved in the production development or maintenance of anti-personnel mines, biological or chemical weapons, cluster munitions, depleted uranium, nuclear weapons or any other weapons that violate humanitarian principles through normal use; (2) it produces or develops key and dedicated components for controversial weapons; (3) it holds more than a 20% stake in a company that is involved in controversial weapons; or (4) it is more than 50% owned by a company that is involved in controversial weapons.
The overall number of Non-Pure Play Companies and Nuclear Component Producer Companies (in aggregate) will be capped at 15, with preference given to current Index Components first and then prioritized by free float market capitalization. Otherwise, all members of the Selection Pool are included as Index Components. The selection of the Index Components is fully rule-based and no discretionary decisions can be made.
Weighting of the Index Components
On each Selection Day, the weights of the selected Index Components are determined by applying an effective market capitalization weighting scheme that accounts for liquidity in determining final weights.
●	The weight of a selected Index Component will be determined based on the lesser of free float market capitalization and average daily trading volume multiplied by 2000.
●	Non-Pure Play Companies and Nuclear Component Producer Companies will be capped at 2.00%.
●	The maximum weight of a Pure Play Company is 22.50%.
●	The aggregate weight of all Pure Play Companies with a weight larger than or equal to 5.00% will be capped at 47.50%.
●	All remaining Pure Play Companies are capped at 4.75%.
●
The aggregate weight of all Index Components structured as investment trusts which provide exposure to physical uranium is capped at 10%. Any excess weight resulting from this procedure will be redistributed to all the remaining constituents which are not capped on a pro-rata basis.

Quarterly Diversification Review
On each Monitoring Selection Day (as defined below), the Index Components will be reviewed for a breach of the following criteria:
●	The maximum weight of the top Index Component must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.
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The maximum aggregate weight of the top 5 Index Components must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

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The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

●
The maximum weight of Index Components with a market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until none of the constraints are breached. In the event that the above criteria cannot be satisfied using the buffers described above, the weighting will be reviewed by an oversight committee composed of staff from Solactive and its subsidiaries (the “Oversight Committee”). After the review, the decision will be announced publicly.
The “Monitoring Selection Day” is the NYSE trading day that is ten NYSE trading days before the Monitoring Adjustment Day. The “Monitoring Adjustment Day” is the last NYSE trading day in each April and October, provided that if that day is not a Calculation Day, then the relevant Monitoring Adjustment Day will be the second following Calculation Day.
Rebalance
In order to reflect the new selection of the Index Components determined on the Selection Day and new weights as determined on the Monitoring Selection Day, the underlying index is adjusted on the Adjustment Day and Monitoring Adjustment Day (each, a “Rebalance Day”) after the calculation time of its closing value. This is carried out by implementing the shares as determined on the Selection Day based on the weights calculated on the Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the Rebalance Day on the Solactive website. The underlying index is not rebalanced extraordinarily.
Calculation of the Solactive Global Uranium & Nuclear Components Total Return Index
The underlying index is calculated as a net total return index. A net total return index seeks to replicate the overall return from holding a portfolio consisting of the Index Components. In order to achieve this aim, a net total return index considers payments, such as dividends, after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to. The underlying index’s index level on a given Calculation Day is calculated as the sum of the market capitalization of the Index Components divided by the divisor, which is a mathematical factor defined at the inception of the underlying index. The divisor is adjusted by certain corporate actions and index rebalances. Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor. The level of the underlying index changes based on the change of the prices of its Index Components taking into account their weight in the underlying index and any currency conversion in case the price of an Index Component is not quoted in U.S. dollars.
For intraday calculation of the underlying index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate. If there is no current price available for an Index Component, the later of the most recent closing price or the last available trading price for the preceding trading day is used in the calculation. For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters. If there is no 4pm London time WM Fixing for the relevant Calculation Day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Under certain circumstances, an adjustment of the underlying index may be necessary between two regular Rebalance Days. Such adjustment has to be made if a corporate action in relation of an Index Component occurs. Such adjustment may have to be done in relation to an Index Component and/or may also affect the number of Index Components and/or the weighting of certain Index Components.
Maintenance of the Solactive Global Uranium & Nuclear Components Total Return Index
The composition of the underlying index is reviewed on each Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.
As part of the index maintenance, Solactive will consider various events—also referred to as corporate actions—which result in an adjustment to the underlying index between two regular rebalances. Such events have a material impact on the price, weighting or overall integrity of Index Components. Therefore, they need to be accounted for in the calculation of the underlying index. Corporate actions will be implemented from the cum-day to the ex-day of the corporate action, so that the adjustment to the  underlying index coincides with the occurrence of the price effect of the respective corporate action. Solactive considers the following, but not conclusive, list of corporate action as relevant for index maintenance: cash distributions, stock distributions, share splits, reverse splits, capital increases, share repurchases, spin-offs, mergers and acquisitions, delistings, nationalization of a company and insolvency.
Oversight of the Solactive Global Uranium & Nuclear Components Total Return Index
The Oversight Committee is responsible for decisions regarding any amendments to the rules of the underlying index. Any amendment to these rules must be submitted to the Oversight Committee for prior approval and will be made in compliance with Solactive’s methodology policy.
Historical Performance of the URA
The following graph sets forth the daily historical performance of the URA in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the URA was $47.92.
This historical data on the URA is not necessarily indicative of the future performance of the URA or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the URA during any period set forth above is not an indication that the Closing Market Price of the URA is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the URA.
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. In addition to the underwriting discount, if any, an affiliate of BofA Finance will pay a referral fee of up to $8.00 per $1,000.00 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-5 and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes
In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 16, 2025 which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2025.
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders  (each, as defined in the accompanying prospectus)  that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlying and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlying. This discussion assumes that the Notes constitute single financial contracts with respect to the Underlying for U.S. federal income tax purposes. If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Possible Application of Section 1260 of the Code. Since the Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated , in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlying is not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
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Auto-Callable Enhanced Return Notes Linked to the Global X Uranium ETF

Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
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